SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported) March 2, 2007

SIENA TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-25499	88-0390360
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5625 Arville, Suite E Las Vegas, Nevada 89118
(Address of principal executive offices) (Zip Code)

(702) 889-8777
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be Included in the Report

Item 1.01 Entry Into a Material Definitive Agreement

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Amended and Restated Promissory Note

On March 2, 2007, Siena Technologies, Inc. (“Siena”) and Kelley Communication Company, Inc. (“Kelley” and together with Siena, the “Company”) issued a Second Amended and Restated Promissory Note in favor of Robert Unger (“Unger”) in the principal amount of $317,500 and bearing interest at a rate of 7% per annum (the “New Note”), a copy of which is attached hereto as Exhibit 10.12. The New Note amended and replaced entirely, the Amended and Restated Promissory Note originally issued August 14, 2006 and effective June 30, 2006 by the Company in favor of Unger in the principal amount of $317,500 (the “Old Note”), a copy of which was filed as Exhibit 4.61 to our Form 10-QSB for the quarter ended June 30, 2006.

The New Note was effective December 31, 2006 and amended the terms of the Old Note as follows:

•

The repayment schedule of the Old Note was revised to remove the monthly debt service obligations of the Company in their entirety until September 20, 2008 at which point the entire outstanding principal amount under the New Note, plus all accrued interest would become due and payable, in the amount of $369,334.91.

•

The terms of the Old Note provided that if the Company borrows funds or raises capital from the sale of the Company’s common stock from a person other than Dutchess Private Equities Fund, LP, Dutchess Private Equity Fund II, LP or Dutchess Advisors Ltd. (collectively “Dutchess”) and the proceeds from such financing exceed $3,500,000, the Company is required to pay Unger 20% of the proceeds from such financing that exceed $3,500,000 up to the unpaid balance of the Old Note, as a principal prepayment on the Old Note. The New Note changed the threshold for this repayment from $3,500,000 to $4,000,000.

The New Note also contains an identical provision to the Old Note providing that, if the Company’s earnings on a consolidated basis during any calendar year exceed one-million dollars ($1,000,000) (i) before interest, taxes, depreciation and amortization, but (ii) after deduction of all principal and interest payments on outstanding debts, other than prepayments to Dutchess mandated by the terms of the Company’s Second Loan Restructure Agreement with Dutchess (the “Excess Earnings”), the Company is required to pay to Unger 13% of the Excess Earnings, up to the unpaid balance of the New Note, as a principal prepayment on the New Note.

By restructuring its loan with Unger, the Company expects to reduce it debt service payments by $120,000 in 2007.

Loan Agreement

On March 2, 2007, Kelley entered into a Business Loan Agreement and a Change in Terms Agreement with Bank of Nevada (collectively, the “Loan Agreements”) pursuant to which Kelley’s outstanding note with the Bank of Nevada was increased by $450,000 from a principal amount of $640,807.13 to $1,090,807.13. Additionally, the term on note was extended from September 20, 2008 to September 20, 2010 with principal payments of $29,097.84 being due each month. The note bears interest at a rate of 7.5% per annum. A copy of the Business Loan Agreement is attached hereto as Exhibit 10.13 and a copy of the Changes in Terms Agreement is attached hereto as Exhibit 10.14.

Substantially all of the proceeds from the $450,000 increase on the note were used to repay a promissory note from Bank of America in the principal amount of $400,693.20, with the remaining proceeds going to the Company. The note from the Bank of America bore interest at a floating interest rate of prime plus 2% (10.25% on March 2, 2007) and was due in September 2008.

Both notes were collateralized by a certificate of deposit (CD) of Dutchess, a related party of the Company. In connection with the repayment of the Bank of America note, Bank of America is releasing the Dutchess CD as collateral. Dutchess is then providing a CD to Bank of Nevada as collateral for the Company’s increased borrowing under the Bank of Nevada note, resulting in full collateralization of the Company’s borrowings with Bank of Nevada.

By restructuring its outstanding bank loans, the Company expects to reduce it debt service payments by approximately $360,000 in 2007. The combined effect of the restructuring of the Unger loan and the restructuring of the bank loans is an expected reduction of the Company’s debt service payments by approximately $480,000 in 2007.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description

10.12	Second Amended and Restated Promissory Note dated March 2, 2007 by the Company in favor of Robert Unger

10.13	Business Loan Agreement dated March 2, 2007 between Kelley and Bank of Nevada

10.14	Changes in Terms Agreement dated March 2, 2007 between Kelley and Bank of Nevada

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIENA TECHNOLOGIES, INC.
March 8, 2007	/s/ Christopher G. Pizzo Christopher G. Pizzo Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description	Method of Filing

10.12	Second Amended and Restated Promissory Note dated March 2, 2007 by the Company in favor of Robert Unger	Filed herewith electronically

10.13	Business Loan Agreement dated March 2, 2007 between Kelley and Bank of Nevada	Filed herewith electronically

10.14	Changes in Terms Agreement dated March 2, 2007 between Kelley and Bank of Nevada	Filed herewith electronically